Exhibit 99.1

For release:  August 1, 2012

Contact: Gerald Coggin, Sr. VP of Corporate Relations

Phone: (615) 890-2020

NHC Reports Second Quarter Earnings

MURFREESBORO, Tenn. -- National HealthCare Corporation (NYSE MKT:  NHC, NHC.PRA), a publicly traded long-term health care company, today announced net income available to common shareholders for the quarter ended June 30, 2012 of $11,446,000 compared to $11,443,000 for the quarter ended June 30, 2011.  Net income was $0.83 per common share basic for the quarter ended June 30, 2012, as well as $0.83 per common share basic for the same quarter a year ago.  Revenues for the three months ended June 30, 2012 totaled $187,765,000 compared to $190,783,000 for the three months ended June 30, 2011, a decrease of 1.6%.

Revenues for the second quarter of 2012 compared to the quarter last year were negatively affected by decreases in Medicare per diem rates, but the rate decreases were partially offset by improved patient mix.  Furthermore, cost saving measures helped to reduce total costs and expenses compared to the prior year period.

Net income available to common shareholders for the six month period ended June 30, 2012 was $21,954,000 compared to $27,999,000, a decrease of 21.6%.  Net income was $1.59 per common share basic for the six month period ended June 30, 2012 compared to $2.04 per common share basic for the same period in 2011.  For comparative purposes, operating expenses for the 2011 six month period included favorable results within our accrued risk reserves of $10,500,000 (approximately $6,825,000 after income taxes or $0.50 per common share basic).  Excluding this adjustment, the six months ended June 30, 2012 would have reflected an increase of 3.7% in net income available to common shareholders compared to the same period in 2011.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements. NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. The risks and uncertainties are detailed from time to time in reports filed by NHC with the S.E.C., including Forms 8-K, 10-Q and 10-K, and include, among others, the following:  liabilities and other claims asserted against us and patient care liabilities, as well as the resolution of current litigation; availability of insurance and assets for indemnification; national and local economic conditions; including their effect on the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries, the ability of third parties for whom we have guaranteed debt to refinance certain short term debt obligations; and other factors referenced or incorporated by reference in the S.E.C. filings.  The risks included here are not exhaustive.  All forward-looking statements represent NHC’s best judgment as of the date of this release.

About NHC

NHC affiliates operate for themselves and third parties 75 long-term health care centers with 9,460 beds.  NHC affiliates also operate 37 homecare programs, six independent living centers and 17 assisted living communities.  NHC’s other services include Alzheimer’s units, long-term care pharmacies, hospice, a rehabilitation services company, and providing management and accounting services to third parties. Other information about the company can be found on our web site at www.nhccare.com.

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NHC Reports Second Quarter Earnings

Interim Condensed Consolidated Statements of Income
(in thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30		June 30
Revenues:	2012	2011	2012	2011
Net patient revenues	$ 173,737	$ 176,844	$ 349,850	$ 354,397
Other revenues	14,028	13,939	28,001	29,334
Net operating revenues	187,765	190,783	377,851	383,731

Costs and Expenses:
Salaries, wages and benefits	104,713	104,793	211,184	213,555
Other operating	49,224	51,888	100,752	93,277
Facility rent	9,847	9,879	19,694	19,744
Depreciation and amortization	7,386	7,075	14,766	14,037
Interest	108	108	226	197
Total costs and expenses	171,278	173,743	346,622	340,810

Income Before Non-Operating Income	16,487	17,040	31,229	42,921
Non-Operating Income	5,907	5,155	11,775	9,716

Income Before Income Taxes	22,394	22,195	43,004	52,637
Income Tax Provision	(8,780)	(8,584)	(16,714)	(20,302)

Net Income	13,614	13,611	26,290	32,335

Dividends to Preferred Stockholders	(2,168)	(2,168)	(4,336)	(4,336)

Net Income Available to Common Stockholders	$ 11,446	$ 11,443	$ 21,954	$ 27,999

Earnings Per Common Share
Basic	$ 0.83	$ 0.83	$ 1.59	$ 2.04
Diluted	$ 0.82	$ 0.83	$ 1.57	$ 1.97

Weighted average common shares outstanding
Basic	13,845,516	13,796,715	13,842,797	13,738,748
Diluted	13,975,073	13,816,191	13,941,674	16,383,703

Balance Sheet Data
(in thousands)	June 30	Dec. 31
	2012	2011
Cash and marketable securities	$ 307,186	$ 280,271
Current assets	379,872	362,186
Property and equipment, net	420,599	429,651
Total assets	886,193	865,672
Current liabilities	206,905	215,907
Long-term debt	10,000	10,000
Stockholders' equity	639,972	611,736
-more-

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NHC Reports Second Quarter Earnings

Selected Operating Statistics

	Three Months Ended		Six Months Ended
	June 30		June 30
	2012	2011	2012	2011
Per Diems:
Medicare	$ 426.13	$ 460.53	$ 427.58	$ 454.84
Managed Care	$ 409.60	$ 417.16	$ 406.10	$ 417.12
Medicaid	$ 158.53	$ 156.85	$ 157.98	$ 157.80
Private Pay and Other	$ 192.78	$ 187.14	$ 191.89	$ 187.57

Patient Days:
Medicare	121,040	115,428	244,168	235,206
Managed Care	29,738	25,583	58,943	50,662
Medicaid	271,783	283,396	547,070	564,097
Private Pay and Other	147,014	153,161	295,745	301,442
	569,575	577,568	1,145,926	1,151,407

Average Per Diem	$ 237.34	$ 237.10	$ 236.94	$ 237.68